Filed pursuant to Rule No. 424(b)(3)
File Number 333-87464

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated May 23, 2002)

CENDANT CORPORATION
43,258,283 Shares
CD Common Stock

This prospectus supplement supplements the prospectus dated May 23, 2002 of Cendant Corporation, relating to the sale by certain of our selling shareholders, including their transferees, donees, pledgees or successors of up to 43,258,283 shares of CD common stock, par value $0.01, of Cendant Corporation. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The following table of selling shareholders represents updated information regarding the selling shareholders listed in the selling shareholder table in the prospectus which is amended as follows:

Name	Number of Shares of CD Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of CD Common Stock That May be Sold In the Offering	Number of Shares of CD Common Stock Beneficially Owned After Offering (2)	Percentage of Shares of CD Common Stock Outstanding After Offering (3)
JELD-WEN, inc.	0	37,697,161	0	*
Richard L. Wendt	15,000	2,900,710(4)	15,000	*
William F. Peare	0	644,397	0	*
Jeffrey P. Sites	0	136,908	0	*
Gene Hensley	0	588	0	*
Al Schriber	0	5,441	0	*
Timothy O’Neil	0	6,177(5)	0	*
Jerol Andres	0	5,883(6)	0	*
Douglas P. Kintzinger	0	19,952(7)	0	*
Roderick C. Wendt	0	879,577(8)	0	*
Gary Florence	0	7,059(9)	0	*
Theodore Schnormeier	0	73,540(10)	0	*
Larry V. Wetter	1,200(12)	76,273(11)	1,200(12)	*
William B. Early	0	83,016(13)	0	*
Jewel Kintzinger	0	53,105	0	*

*	Less than one percent (1%).

(1)
This table is based upon information provided by the selling stockholders. Beneficial ownership is determined in accordance with the rules and regulations of the Commission and generally includes (1) any securities that are or will become exercisable within the next 60 days and (2) consideration of voting or investment power with respect to the securities at issue. This column does not include shares of CD common stock purchased by the selling stockholders in the Stock Purchase.

(2)
Assumes that each selling stockholder will sell all of such stockholder’s shares of CD common stock being registered hereby. Based on each selling stockholder’s beneficial ownership of shares of CD common stock as of April 29, 2002.

(3)	Calculated based on 982,020,341 shares of CD common stock outstanding as of March 15, 2002 and on each selling stockholder’s beneficial ownership of shares of CD common stock as of April 29, 2002.

(4)
Includes 2,900,710 shares of CD common stock held in the Richard L. Wendt Revocable Living Trust. Does not include 37,697,161 shares that Richard L. Wendt may be deemed to beneficially own by virtue of his status as Chairman of the Board of Directors of JELD-WEN. Mr. Wendt disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(5)	Includes 294 shares of CD common stock held by Mary Pat O’Neil, spouse of Tim O’Neil.

(6)
Does not include 37,697,161 shares that Jerol Andres may be deemed to beneficially own by virtue of his status as Chief Executive Officer of Eagle Crest, Inc., a wholly owned subsidiary of JELD-WEN. Mr. Andres disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(7)
Includes 3,529 shares of CD common stock held by Shelly Kintzinger, spouse of Douglas P. Kintzinger. Does not include 37,697,161 shares that Douglas P. Kintzinger may be deemed to beneficially own by virtue of his status as Director, Corporate Secretary and Senior Vice President of JELD-WEN. Mr. Kintzinger disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(8)
Includes 3,448 shares of CD common stock held by Roderick C. Wendt as custodian to Adam Wendt under the Oregon Uniform Transfers to Minors Act, 3,782 shares of CD common stock held by Roderick C. Wendt as custodian to Andrea Wendt under the Oregon Uniform Transfers to Minors Act, 2,048 shares of CD common stock held by Roderick C. Wendt as custodian to Ashley Wendt under the Oregon Uniform Transfers to Minors Act, 2,825 shares of CD common stock held by Roderick C. Wendt as custodian to Matthew Wendt under the Oregon Uniform Transfers to Minors Act. Does not include 37,697,161 shares that Roderick C. Wendt may be deemed to beneficially own by virtue of his status as Director and President of JELD-WEN. Mr. Wendt disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(9)
Does not include 37,697,161 shares that Gary Florence may be deemed to beneficially own by virtue of his status as Vice President of JELD-WEN. Mr. Florence disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(10)
Does not include 37,697,161 shares that Theodore Schnormeier may be deemed to beneficially own by virtue of his status as Senior Vice President and Director of JELD-WEN. Mr. Schnormeier disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(11)
Includes 76,273 shares of CD common stock held in the Larry V. Wetter Trust. Does not include 37,697,161 shares that Larry V. Wetter may be deemed to beneficially own by virtue of his status as Vice Chairman and Director of JELD-WEN. Mr. Wetter disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

(12)	Includes 200 shares of CD common stock held by Pat Wetter, spouse of Larry V. Wetter.

(13)
Does not include 37,697,161 shares that William B. Early may be deemed to beneficially own by virtue of his status as Senior Vice President and Director of JELD-WEN. Mr. Early disclaims beneficial ownership of any shares of CD common stock owned by JELD-WEN.

Investing in the shares of CD common stock involves risks that are described in the “Risk Factors” section beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2002.